Exhibit 99.1

For Immediate Release

Warren Lichtenstein to Step Down as Chairman of SL Industries Amid Record Growth, Profitability

MT. LAUREL, NEW JERSEY, March 4, 2007 . . . SL INDUSTRIES, INC. (AMEX & PHLX: SLI) SL Industries, Inc. (“SLI” or the “Company”) announced today that Warren Lichtenstein will step down as Chairman of the Board and not stand for re-election as a director at the Company’s upcoming annual meeting of shareholders. Mr. Lichtenstein is founder and Chief Executive Officer of Steel Partners LLC (“Steel Partners”), the investment manager of Steel Partners II, L.P. (“Steel Partners II”), which is the largest shareholder of SLI.  As of December 31, 2007, Steel Partners II owned 27.5% of all outstanding shares of the Company.
“We want to thank Warren for his many years of dedicated service to the Company, as a long-term shareholder, director, chief executive and Chairman of the Board. His guidance has enabled SLI to achieve the great success that it enjoys today,” said James Taylor, Chief Executive Officer and President of SLI.
Mr. Lichtenstein was elected by shareholders to the Board in January 2002, when SLI was suffering from a steep decline in profitability and an underperforming share price. Under his guidance as Chairman, the Company has achieved 21 consecutive quarters of profitability.   Revenue exceeded $151 million in the first three quarters of 2007, an increase of 18% from the same period a 2006, which itself was a record year for the Company.  During Mr. Lichtenstein’s tenure, the Company eliminated its short-term debt, grew its workforce from around 1,250 to almost 1,750, and increased its stock price from around $5.00 to over $20.00 per share.
In July 2007, SLI was named one of America’s fastest growing small-cap companies by Fortune Magazine.
“SLI has staged a terrific turnaround since 2002 and I have great confidence in its future,” said Mr. Lichtenstein. “The Company has now reached a position of strength that allows me to refocus my attention on other projects.” He noted that Steel Partners II will remain a major shareholder of SLI.
 Upon Mr. Lichtenstein’s departure, the Chairmanship of SLI will be assumed by Glen Kassan, current Vice Chairman and former President of the Company.  Mr. Kassan is an Operating Partner of Steel Partners.
The Company also announced that John McNamara, also of Steel Partners, will stand for election to the Board of Directors. Prior to joining Steel Partners in April 2006, Mr. McNamara served in various capacities at Imperial Capital LLC, an investment banking firm, where his last position was Managing Director and Partner.
Steel Partners II has been an SLI shareholder since 1991. Warren Lichtenstein served on the Company’s Board of Directors from 1993 to 1997, during which period its share price rose from around $3.00 to $12.00 per share. A sharp decline in SLI’s profitability and share price prompted Steel Partners to again seek board representation in late 2001, resulting in Mr. Lichtenstein’s election as CEO and Chairman.   Glen Kassan was also elected President at that time.  In August 2005, James C. Taylor was named President and Chief Executive Officer of the Company.  Thereafter, Mr. Lichtenstein continued to serve as Chairman and Mr. Kassan was named Vice Chairman of the Company.

About SL Industries, Inc.
SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications.  For more information about SL Industries, Inc. and its products, please visit the Company’s web site at www.slindustries.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
SL Industries, Inc.
David Nuzzo, Chief Financial Officer
E-mail: David.Nuzzo@slindustries.com
Phone:  856-222-5515
Facsimile:  856-727-1683

Steel Partners
Jason Booth, Vice President – Communications
E-mail:  Jason@SteelPartners.com
Phone:  310-941-3616